Exhibit 10.1

Invuity, Inc.

Restricted Stock unit Deferral Program for Outside Directors

The Invuity, Inc. Restricted Stock Unit Deferral Program for Outside Directors (the “Program”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Invuity, Inc. (the “Company”) in accordance with the provisions of the Invuity, Inc. 2015 Equity Incentive Plan (the “Plan”).

In addition to the terms and conditions set forth herein, benefits provided under this Program are subject to, and governed by, the terms and conditions set forth in the Plan, which terms are incorporated herein by reference. Unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Program and the Plan, the Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final and binding on the Outside Director and all interested parties.

1. Definitions. In this Program, the following definitions apply:

(a) “Deferral Election” means an Outside Director’s written, irrevocable and timely election meeting the requirements of Section 409A of the Code to defer his or her Award pursuant to the terms of the Plan and this Program, in such form and manner as may from time to time be required by the Company.

(b) “Deferral Election Date” means the date on which a Deferral Election is made.

(c) “Deferred Restricted Stock Unit” or “Deferred RSU” means a Restricted Stock Unit granted in accordance with the terms of the Plan and this Program. Each Deferred RSU is the economic equivalent of one Share.

(d) “Deferred RSU Account” means the bookkeeping account established for each Outside Director who is entitled to a benefit under this Program.

(e) “Disability” means a permanent and total disability as described in Section 22(e)(3) of the Code.

(f) “Effective Date” means June 1, 2017.

(g) “Grant Date” means the date on which an Award of Deferred RSUs is made to an Outside Director pursuant to the Plan and this Program.

(h) “Grantee” means an Outside Director who receives an Award of Deferred RSUs pursuant to this Program.

(i) “Separation from Service” means the Grantee’s “separation from service,” as such term is defined under Section 409A of the Code and its corresponding treasury regulations and related guidance.

2. Purpose.  This Program is intended to provide a tax-deferred method of compensation to assist the Company in attracting, retaining, and motivating Outside Directors of outstanding ability, as well as to further align their interests with those of the Company’s stockholders.

3. Administration. This Program will be administered by the Committee, except as otherwise required by applicable rules or regulations, or by the Committee Chair in the exercise of such authority as the Committee may delegate to him or her from time to time. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of this Program:

(a) to determine, consistent with the terms and conditions of the Outside Director Compensation Policy (the “Policy”) and the Plan,  (i) the Grant Date, (ii) the number or dollar value of Deferred RSUs to be granted to each Grantee,  (iii) the terms upon which Deferred RSUs may be acquired or forfeited, and (iv) the terms and conditions of each grant of Deferred RSUs, which terms and conditions need not be identical for each Grantee;

(b) to construe and interpret this Program;

(c) to make all other determinations and take all other actions necessary or advisable for the administration of this Program; and

(d) to delegate to proper officers of the Company the authority to perform administrative functions under this Program.

Any determinations made, or actions taken by, the Committee pursuant to this Section 3 or any other provision of this Program will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including, without limitation, Grantees and their designated beneficiaries.

4. Establishment of Deferred RSU Accounts.  The Company will establish and maintain a Deferred RSU Account in the name of each Grantee as of the date on which he or she is first granted an Award of Deferred RSUs. Awards of Deferred RSUs will be credited to the Grantee’s Deferred RSU Account on the Grant Date.

5. Eligibility; Irrevocable Election.

(a)  Eligibility.  Deferred RSUs may be granted to each Outside Director (including a Committee member) who is serving on the Effective Date of this Program, or is elected or appointed and duly qualified thereafter, provided that he or she is serving as an Outside Director on the Grant Date.

(b) Irrevocable Election for Annual Grants.  Beginning with the annual equity Awards to be granted on the date of the Company’s 2017 Annual Meeting of Stockholders (the “Initial Grant Date”),  an Outside Director may make a Deferral Election indicating that he or she wishes to receive his or her annual equity Award in the form of Deferred RSUs and, subject to vesting of such Deferred RSUs, thereby to defer receipt of the corresponding Shares to a future date in accordance with this Program and the Plan. For the avoidance of doubt, a Deferral Election will apply to such annual equity Award in its entirety and no partial elections may be made. An Outside Director who wishes to be granted Deferred RSUs for a particular year must make a Deferral Election no later than December 31 of the calendar year prior to the calendar year in which the Deferred RSUs will be granted pursuant to this Program, except that Deferral Elections with respect to Awards to be granted as of the Initial Grant Date must be made no later than (i) the Initial Grant Date or (ii) 30 days following such Initial Grant Date. All Deferral Elections shall become irrevocable as of such December 31 or such other Deferral Election Date. Any Deferral Election shall be effective only for the Deferred RSUs granted in the current or following calendar year and shall not carry over to any subsequent calendar year. For the avoidance of doubt, a new, separate Deferral Election must be submitted with respect to each Award of Deferred RSUs.

(c) Interim Grants to New Outside Directors.  Any interim grant of an equity Award to a new Outside Director shall be made pursuant to the Policy (each, an “Initial Award”).  A new Outside Director who wishes to be granted Deferred RSUs with respect to such Initial Award must make a Deferral Election no later than (i) the Grant Date for the Initial Award or (ii) 30 days following such Grant Date.

6. Grant of Deferred RSUs; Vesting.

(a) Grant of Annual Awards.  On the date of each annual meeting of the Company’s stockholders, each Outside Director who is then serving as a member of the Board shall be eligible to receive an Award consistent with the provisions of the Policy and the Plan (the “Annual Award”); provided, however, that if the Outside Director timely made a Deferral Election pursuant to Section 5(b) above to be granted Deferred RSUs,  he or she shall be credited with a number of Deferred RSUs to his or her Deferred RSU Account that either will be (i) the number of Deferred RSUs specified in the grant or (ii) calculated by dividing the dollar amount relating to such Annual Award as specified by the Committee, pursuant to the terms of the Policy, by the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Deferred RSU.

(b) Grant of Initial Awards. Any Initial Award granted to a new Outside Director shall be granted consistent with the provisions of the Policy and the Plan;  provided, however, that if the new Outside Director timely made a  Deferral Election pursuant to Section 5(c) above to be granted Deferred RSUs, he or she shall be credited with a number of Deferred RSUs to his or her Deferred RSU Account that either will be (i) the number of Deferred RSUs specified in the Initial Award or (ii) calculated by dividing the dollar amount relating to such Initial Award specified by the Committee, pursuant to the terms of the Policy, by the Fair Market Value of a Share on the Grant Date, rounded down to the nearest whole Deferred RSU.

(c) Crediting of Deferred RSU Accounts. All Deferred RSUs granted pursuant to this Program and the Plan, together with any adjustments thereon, will be credited directly to the Grantee’s Deferred RSU Account, subject to the terms and conditions of this Program.

(d) Vesting of Deferred RSUs.

(i) Vesting of 2017 Deferred RSU Awards and Initial Awards.  The Deferred RSUs, if any, granted on the Initial Grant Date and Deferred RSUs granted with respect to an Initial Award shall vest in full on the first anniversary of the Grantee’s Deferral Election Date, subject to the Grantee’s continued service as a Director (whether or not in the capacity of an Outside Director) through such date, subject to the provisions of Section 6(e) below).

(ii) Vesting of Annual Awards. Deferred RSUs granted with respect to an Annual Award shall vest in full on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the next annual meeting of the Company’s stockholders following the Grant Date, subject to the Grantee’s continued service as a Director (whether or not in the capacity of an Outside Director) through such date, subject to the provisions of Section 6(e) below).

(e) Separation from Service Prior to Vesting Date.  If a Grantee Separates from Service prior to the Vesting Date for any reason other than (i) the Grantee’s death or Disability or (ii) due to a Change in Control, all Deferred RSUs not vested at the time of such Separation from Service shall be immediately and automatically forfeited by such Grantee; provided, however, that if a Grantee Separates from Service prior to the Vesting Date by reason of his or her death or Disability, or due to a Change in Control, any outstanding and unvested Deferred RSUs held by the Grantee shall vest in full as of the date of such Grantee’s death, Disability, or Change in Control, as applicable.

(f) Dividend Adjustments.  Deferred RSUs credited to a Grantee’s Account will be adjusted for dividends as set forth in this Section 6(f) until such time, if any, as the value of the Grantee’s Deferred RSU Account is fixed pursuant to this Program. In the event that the Board declares a cash dividend on the Company’s Common Stock, the Company will credit to each such Grantee’s Account, on or as soon as practicable after each such dividend payment date, a number of Deferred RSUs equal in value to the number of Shares that would have been purchased, rounded down to the nearest whole Share, determined using the average of the Fair Market Value of the Common Stock for the two trading days immediately preceding the dividend payment date, on the basis of the cash dividends that would be paid on a number of Shares equal to the aggregate number of the Deferred RSUs then in such Deferred RSU Account.

7. Settlement and Payment.

(a) Time and Form of Settlement for Deferred RSUs.  A Grantee’s vested Deferred RSUs shall be settled in accordance with this Section 7 upon the earliest to occur of the following: (i) the Grantee’s Separation from Service (other than due to death or Disability), (ii) a Change in Control, or (iii) the Grantee’s death or Disability. All Deferred RSUs shall be paid out in Shares, each in a single lump sum, to the Grantee or to his or her designated beneficiary, as the case may be.

(b) Separation from Service. If a Grantee’s vested Deferred RSUs become payable upon a Separation from Service (other than due to death or Disability), then all outstanding Deferred RSUs credited to such Grantee’s Deferred RSU Account at the time of such Separation from Service will be paid out in accordance with Section 7(a) as soon as administratively practicable, but in no event later than sixty (60) days after the Grantee’s Separation from Service.

(c) Change in Control.  If a Grantee’s vested Deferred RSUs become payable upon a Change in Control, then all outstanding Deferred RSUs credited to such Grantee’s Deferred RSU Account shall be paid out in accordance with Section 7(a) as soon as administratively practicable, but in no event later than thirty (30) days after the Change in Control.

(d) Death or Disability. If a Grantee’s vested Deferred RSUs become payable upon the Grantee’s death or Disability, then all outstanding Deferred RSUs credited to such Grantee’s Deferred RSU Account shall be paid out in accordance with Section 7(a) as soon as administratively practicable, but no later than one hundred and eighty (180) days or ninety (90) days after the Grantee’s death or Disability, respectively. In the event that a designated beneficiary survives the Grantee but dies before receiving payment of all amounts in the Deferred RSU Account due to that beneficiary, the beneficiary’s estate will receive such unpaid amounts, in a single lump sum, as soon as practicable after the beneficiary’s death. The estate of a beneficiary who has predeceased the Grantee will have no claim to payments under this Program.

(e) Fractional Deferred RSUs. At the time of settlement and payment of a Deferred RSU Account, any fractional Deferred RSUs then credited to the Deferred RSU Account shall be paid in cash. In the event that any fractional Deferred RSUs will be settled for cash, the cash payment will be determined by multiplying the number of fractional Deferred RSUs in the Deferred RSU Account by the Fair Market Value per Share on the date of the Separation from Service, Change in Control, or death or Disability, as applicable.

8. Beneficiary Designations. Each Grantee may designate, on a Beneficiary Designation Form provided by the Company, one or more beneficiaries to receive any unpaid amounts in his or her Deferred RSU Account, in the event of his or her death. If the Grantee has not made a valid beneficiary designation at the time of his or her death, the Deferred RSU Account at the time of such death will be paid to the Grantee’s surviving spouse, or if none, to the Grantee’s estate. A Grantee may amend his or her beneficiary designations at any time by submitting a new, properly completed Beneficiary Designation Form in accordance with the procedures established by the Company for such purpose. A Grantee’s beneficiary designation, including any amendments thereto, shall be effective immediately upon receipt by the Company of such a properly completed Beneficiary Designation Form.

9. Capital Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee shall make adjustments, if any, to the number, class or kind of Deferred RSUs then outstanding, or shall make such other adjustments, if any, to the amounts in the Deferred RSU Accounts, in accordance with Section 14 of the Plan. The Committee shall determine the manner in which any fractional Deferred RSUs shall be treated. All determinations hereunder shall be made by the Committee, in its sole discretion, and shall be final, binding and conclusive for all purposes on all parties, including, without limitation, the Grantee or his or her designated beneficiaries.

10.  Deferred RSU Account Statements.  A statement will be sent or otherwise made available to each Grantee with a balance in his or her Deferred RSU Account. Such statement will list the aggregate number of Deferred RSUs in the Deferred RSU Account, including any adjustments made for dividends pursuant to Section 6(f) or other adjustments pursuant to Section 9, if applicable. The Company’s proper officers also may provide such additional statements, if any, as they may deem appropriate from time to time.

11. Effective Date of Program.  This Program is effective as of June 1, 2017. This Program will continue in effect until terminated by the Board or the Committee pursuant to Section 13(h).  Notwithstanding anything in this Program to the contrary, no Deferred RSUs after termination of this Program or after the occurrence of a Change of Control. The termination of this Program will not affect the validity of any Deferred RSU, including any features thereof, credited to a Deferred RSU Account on the date of termination.

12. Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Program or any Deferred RSU granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

13. Miscellaneous Provisions.

(a) No Right or Obligation of Continued Service. Nothing contained herein will entitle a Grantee to continue to serve as a member of the Board or require a Grantee to continue to provide services as a member of the Board. The termination of a Grantee’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

(b) No Stockholder Rights.  The sole interest of a Grantee hereunder will be the right to receive the payments provided for herein as and when the same becomes due and payable. A Grantee will have no rights as a stockholder of the Company with respect to Deferred RSUs credited to his or her Deferred RSU Account prior to any distribution of Shares hereunder.

(c) Nonalienability.  Except for the withholding of any tax under applicable law, no Deferred RSUs or other amounts credited to a Deferred RSU Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind (including as the result of any domestic relations order). Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such Deferred RSUs or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Deferred RSUs or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of a Grantee or his or her designated beneficiary.

(d) Withholding.  Payments made by the Company hereunder will be subject to any applicable tax-withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

(e) Headings. Headings used herein are included solely for convenience of reference and shall not alter the meaning or interpretation of any of the provisions of this Program.

(f) Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Program will inure to the benefit of and be enforceable by each Grantee and each Grantee’s personal or legal representatives, designated beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.

(g) Status as Unsecured Creditor; Funding of Payments.  All Deferred RSU Account balances will constitute unsecured contractual obligations of the Company. In the sole discretion of the Company, the Company or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of assets to make payments hereunder as they become due and payable; provided, however, that no such trust will result in a Grantee or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Grantees’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Company.

(h) Termination; Amendment.  This Program may be terminated or amended at any time by the Board upon the recommendation of the Committee, or by the Committee, without the consent of any Grantee for whom a Deferred RSU Account has been established, provided that any termination or amendment will be of general application to all Outside Directors participating in this Program (and their designated beneficiaries) and will not, without the specific written consent of any such Director (or designated beneficiary) adversely affect, in a material manner: (a) any Deferred RSUs or amounts theretofore credited to a Deferred RSU

Account; or (b) the right of a Grantee (or designated beneficiary) to receive all amounts due and payable with respect to an Deferred RSU Account. Any amendment to this Program pursuant to this Section 13(h) will be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board or the Committee when amending this Program.

(i) Severability.  Whenever possible, each provision of this Program will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Program is held to be prohibited by or invalid under applicable law, then (a) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) other provisions of this Program will remain in full force and effect.

(j) Limitations on Claims. Any claim or action by any Director or beneficiary to recover benefits allegedly due under this Program or by reason of any law or that relates to this Program and/or Plan and seeks a remedy, ruling or judgment of any kind against this Program and/or the Plan may not be commenced in any court or forum (a “Judicial Claim”) until after the Director or beneficiary has made a claim in writing to the Company that raises all arguments and produces all evidence that the Director or beneficiary believes supports the claim or action (an “Administrative Claim”). The Director shall be deemed to have waived every argument and the right to produce any evidence not submitted in the Administrative Claim. Any Judicial Claim must be commenced in a court of competent jurisdiction or appropriate forum, no later than twenty-four (24) months after the earliest of the date that payment was first made, or allegedly due, under this Program or the first date the Director beneficiary knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the Administrative Claim is commenced within the 24-month period, the period for commencing a Judicial Claim shall expire on the later of the date upon which the 24-month period ends and the date that is three months after a final notice of denial is sent by the Company. Any claim or action filed in a court or other forum after the end of the 24-month period (or, if applicable, after the end of the three-month period following conclusion of the Administrative Claim) will be time-barred.

(k) Governing Law. This Program will be construed in accordance with and governed by the laws of the State of California, without reference to its conflicts-of-laws provisions.

(l) Compliance with Law.    This Program is intended to comply with applicable law.  Without limiting the foregoing, this Program is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code and its corresponding treasury regulations and related guidance to the extent that Section 409A of the Code applies to this Program. Notwithstanding anything in this Program to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code and its corresponding treasury regulations and related guidance.  If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Section 409A of the Code, then such payment or benefit will be provided in full at the earliest time thereafter when such penalties will not be imposed.

For purposes of Section 409A of the Code, a series of installment payments shall be treated as a single payment.  To the extent that any provision of this Program would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of this Program to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.